FOR IMMEDIATE RELEASE

Contact:
Joseph Himy
Chief Financial Officer
Tel: (201) 703-2299

Vyteris Announces Definitive Agreement to Merge
with MediSync BioServices

Merger to Provide Strategic and Operational Synergies and a Revenue Platform in the Rapidly Expanding Contract Drug Development Industry

FAIR LAWN, N.J. – (September 13, 2010) – Vyteris, Inc. (OTCBB: VYTR), developer of the first FDA-approved active transdermal patch and an innovator in alternative drug delivery technology, today announced that it has executed a definitive merger agreement with MediSync BioServices Inc., a privately held company focused on the consolidation of complementary, high-value, niche contract research organizations (“CRO”), site management organizations (“SMO”), and related businesses within the highly fragmented $22 billion contract drug development industry.

MediSync’s current and planned services include product development, clinical trial management, and data management services for the pharmaceutical, biotechnology and medical device industries. MediSync was formed in 2006 by a group of life sciences executives, including Gene Burleson and Gary Brukardt, who have extensive and successful track records of consolidation within the healthcare industry.  MediSync’s growth efforts are focused on bringing together established and profitable privately-held CROs and related consulting firms to create a specialized cluster of businesses with complementary services that benefit from centralized administration, enhanced access to expansion capital and cross selling capabilities. To date, MediSync has completed one such acquisition and is in contract to close a second before year end.

“MediSync has a unique strategy for consolidation, growth and profitabliity in an established industry with exciting growth potential,” said Haro Hartounian, Ph.D., Chief Executive Officer at Vyteris.  “MediSync provides us with the opportunity to broaden our corporate strategy, bringing both a revenue platform that limits our longer-term capital requirements and execution expertise to more rapidly develop our pipeline products. The combined company represents a distinct opportunity in the life sciences industry that is guided by a team with a substantial record of value creation.”

Under the terms of the definitive agreement, MediSync will become a wholly owned subsidiary of Vyteris.  Consideration will consist of approximately 27 million shares of Vyteris common stock to current holders of MediSync stock and debt. Upon closing of the transaction, two additional MediSync directors will be appointed to Vyteris’ Board of Directors.  Two of Vyteris’ current directors, Eugene Bauer and Joel Kanter, are directors of and own minority positions in MediSync, and are the source of introduction of the opportunity to Vyteris. Closing of the merger transaction is subject to consent by shareholders of Vyteris holding a majority of the issued and outstanding common stock of Vyteris owned by non-affiliates of MediSync.

About Vyteris, Inc.
Vyteris, Inc. is the maker of the first active, ready-to-use drug delivery patch (LidoSite®) to receive marketing clearance from the U.S. Food and Drug Administration (FDA).  Vyteris’ proprietary active transdermal smart patch technology delivers drugs comfortably through the skin using low-level electrical energy (iontophoresis).  This smart patch technology allows precise dosing, giving physicians and patients control in the rate, dosage and pattern of drug delivery that may result in considerable therapeutic, economic, and lifestyle advantages over existing methods of drug administration.  Vyteris has successfully delivered a peptide non-invasively using its system, where the company demonstrated achievement of therapeutic levels of a peptide without using any needles. For more information, please visit us at www.vyteris.com.

Vyteris Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “would,” “should,” “believes,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements concerning the potential impact of the new marketing agreement and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others, the competitive environment and competitive responses to the new marketing arrangement. The Company has described other important risks and uncertainties under the caption "Risk Factors" in its most recent Annual Report on Form 10-K and in various filings made with the SEC.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

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